COMTEX
News Network, Inc.
                                                     Release:  IMMEDIATE
                                                     For:  Comtex News Network
                                                            (Symbol:  CMTX)

Contact:        Amber Gordon
                agordon@comtex.com
                703-797-8011


                 COMTEX REPORTS 1ST QUARTER FISCAL 2006 EARNINGS

ALEXANDRIA, VA, November 14, 2005 - Comtex News Network, Inc. (OTC BB: CMTX), a leading provider of economically useful electronic real-time news, content and market alerts, today announced financial results for its first fiscal 2006 quarter.

         Comtex reported approximately $2 million in revenue for the first quarter of fiscal 2006, ended September 30, 2005, which was essentially unchanged from the comparable quarter of the previous fiscal year. For the quarter ended September 30, 2005, Comtex reported operating income of $104,000 and net income of $63,000, or $0.01 per share, versus operating income of $132,000 and net income of $96,000, or $0.01 per share, for the first quarter of the previous fiscal year. The decreases in operating and net income are primarily the result of reporting stock-based compensation in accordance with FASB issued SFAS No. 123R, which requires that the issuance of stock options be accounted for using specific new regulations. Comtex adopted this standard on its effective date, July 1, 2005. Had these regulations been adopted during the previous year, net income for the first quarter of fiscal 2005, ended September 30, 2004, would have been $13,000.

         For the quarters ended September 30, 2005 and 2004, EBITDA (as defined and explained in the accompanying note to the table below) increased to $327,000 from $311,000. This change is reflective both of decreased depreciation and amortization and increased stock-based compensation charges.

         "Comtex is pleased to continue to provide targeted, economically useful news products," said Chip Brian, Comtex's President and COO. "We've recently welcomed several new, exciting clients and we continue to focus on strengthening our legacy news products and developing innovative products for all our clients."


About Comtex
Comtex (www.comtex.com) provides real-time news, SmarTrendSM Alerts and economically useful information to businesses whose customers need more than just facts. Comtex customers receive select content from key sources which is further enhanced with stock tickers and an extended lexicon of relevant terms. With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines and filters news and content received from national and international news bureaus, agencies and publications, and distributes more than one million total stories per day. Comtex's state-of-the-art technology

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
Comtex Announces 1st Quarter Financial Results                          Page 2
November 14, 2005



delivers this relevant content and reliable service in real-time. Comtex (OTC
BB: CMTX) has offices in New York City and Alexandria, Virginia.

SmarTrendSM and CSTASM are service marks of Comtex News Network, Inc.


Please Note: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes. Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                             FINANCIAL TABLE FOLLOWS








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Comtex Announces 1ST Quarter Financial Results                         Page 3
November 14, 2005


                          Comtex News Network, Inc.
                       Selected Financial Information
                                 (unaudited)

                                                       Three Months
                                                    Ended September 30,
                                             ---------------------------------
                                                       2005           2004
                                                       ----           ----

Revenues                                             $ 1,996        $ 1,987
Operating Income                                         104            132
Net Income                                             $  63          $  96
                                             ---------------------------------

Net Income Per Share
     Basic                                            $ 0.01         $ 0.01
                                             ---------------------------------
     Diluted                                          $ 0.01         $ 0.01
                                             ---------------------------------

Weighted Avg. # Shares:
     Basic                                            13,600         13,599
                                             ---------------------------------
     Diluted                                          14,784         14,707
                                             ---------------------------------


Reconciliation to EBITDA:
 Net Income                                             $ 63          $  96
 Stock-based compensation                                117              -
 Depreciation & Amortization                             106            180
 Interest/Other Expense                                   25             35
 Income Taxes                                             16              -
                                             ---------------------------------
EBITDA                                                 $ 327          $ 311
                                             ---------------------------------


Please Note: EBITDA consists of earnings before interest and other expense, interest and other income, income taxes, stock-based compensation, depreciation and amortization and impairment charges. EBITDA is not a term defined by generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.


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